EXHIBIT 10.2

                    THE AMENDED AND RESTATED
                      SEABOARD CORPORATION
             SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                      DATED JANUARY 1, 1998



Effective January 1, 1998, the Seaboard Corporation Supplemental
Executive Retirement Plan is amended and restated to read as follows:

                    QUALIFICATIONS FOR ENTRY

In order to qualify for participation in the SEABOARD CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN a person must be a participant in the Seaboard Corporation Retirement Savings Plan with compensation in excess of the maximum compensation limit on which qualified plan benefits may be paid pursuant to Internal Revenue Code Section 401(a)(17), as may be amended from time to time. Further, it is required that participants be a part of a select group of management, who are deemed to make significant contributions to the success of the organization, or who have management and supervisory responsibilities for a key organizational function, as well as the authority to make autonomous decisions. Final approval of all participants will be granted by the President or Executive Vice President of Seaboard Corporation.


                         BENEFIT AMOUNT

All qualified plan participants are entitled to receive as additional compensation, an amount equal to the Seaboard Corporation's Retirement Savings Plan maximum employer match on an after tax basis of each participant's eligible compensation in excess of the maximum compensation limit on which qualified plan benefits may be paid pursuant to Internal Revenue Code
Section 401(a)(17), as may be amended from time to time. For purposes of this Plan, the term "Eligible Compensation" shall be defined as in Section 1.10 of the Seaboard Corporation Retirement Savings Plan, except that deferrals under any Company-sponsored non-qualified deferred compensation arrangement shall be considered eligible compensation under this Supplemental Executive Retirement Plan. In addition, each such participant will receive from the Company a "gross up" payment to reimburse such participant for the estimated federal and state income taxes such participant will have to pay on account of receipt of this benefit, as determined by the Company, which determination shall be conclusive.



By:          /s/J.E. Rodrigues          Date:   February 11, 1999